Exhibit 99.1: Press Release entitled “Ultra Clean Holdings Revises Revenue Guidance” dated September 12, 2004.

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Holdings Revises Revenue Guidance
Sunday September 12, 8:02 pm ET

MENLO PARK, Calif., Sept. 12 /PRNewswire-FirstCall/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT - News), a leading developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems, today announced that it has revised its revenue outlook for the third quarter ending September 24, 2004. Ultra Clean expects third quarter revenue to be approximately $45.0 - $46.5 million, or 15-17% lower than the second quarter 2004 revenue of $54.5 million, resulting in earnings per share of $0.08-$0.11.

The company attributed the revised revenue projection primarily to push outs and cancellations of customer orders due to overall softness in demand for semiconductor equipment expected in the second half of 2004. Ultra Clean also expects gross margin to decrease primarily as a result of reduced overhead absorption.

Ultra Clean will conduct a conference call on Monday, September 13, 2004, beginning at 5:00 a.m. PDT at 800/732-9509 (domestic) and 303/957-1354 (international). A replay of the webcast will be available for seven days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). Confirmation number for live broadcast and replay is 21208108 (all callers). The conference call will also be webcast live on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems. Ultra Clean offers its customers a complete outsourced solution for gas delivery systems, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers of semiconductor capital equipment. The Company is headquartered in Menlo Park, California. Additional information is available at http://www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and performance. We use words such as "believe," "likely," "position," and similar expressions to identify these forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, you should not rely on forward-looking statements, as there are or will be important factors that could cause our actual results, as well as those of the markets we serve and operate in, levels of activity, performance, achievements and prospects to differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in our S-1 registration statement and Form 10-Q filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.